EXHIBIT 99
Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930 | www.pgecorp.com
February 23, 2015

PG&E Corporation Board of Directors Elects Anne Shen Smith as a Director

San Francisco, Calif.— PG&E Corporation (NYSE: PCG) today announced the election of Anne Shen Smith to its Board of Directors and to the Board of Directors of its subsidiary, Pacific Gas and Electric Company. Smith recently retired as the chairman and chief executive officer of Southern California Gas Company (SoCalGas), a subsidiary of Sempra Energy, after a 36-year career with that company.

“We are delighted to welcome Anne to the board. She enjoyed tremendous success as a utility executive in California. Her deep knowledge of the business and our state will be tremendous assets,” said PG&E Corporation Chairman, CEO and President Tony Earley.

Prior to her retirement in March 2014, Smith served as chairman and chief executive officer of SoCalGas, the nation’s largest natural gas distribution utility, providing service to over 21 million consumers in more than 500 communities in Central and Southern California. Previously, Smith held a number of executive positions at SoCalGas, including president, chief operating officer, senior vice president – customer services, and vice president of environment and safety. She started her career with SoCalGas in 1977 and held leadership positions in marketing, public affairs, strategic planning, regulatory affairs, customer care, and operations. For approximately seven years, Smith also served as the senior vice president – customer services for San Diego Gas & Electric Company, an energy utility that is also owned by Sempra Energy.

Smith currently serves as a director on the boards of the California League of Conservation Voters Education Fund and the Asian Americans Advancing Justice - Los Angeles. She is a member of The Trusteeship, an affiliate of the International Women’s Forum, and the Committee of 100, a national organization devoted to promoting U.S.-China relations.

Smith received her bachelor’s degree in industrial engineering from the University of Michigan, and has a master’s degree in industrial engineering and operations research from the University of California at Berkeley.

Smith will serve on the Nuclear, Operations, and Safety Committee and the Public Policy Committee of the PG&E Corporation Board of Directors.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, California’s largest investor-owned utility.  PG&E serves nearly 16 million Californians across a 70,000 square-mile service area in Northern and Central California.  For more information, visit http://www.pgecorp.com/ and www.pge.com.